Exhibit 99.1

News Release	JBT Corporation
70 W. Madison
Suite 4400

For Release: Immediate

Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports Solid Performance in the Third Quarter of 2014

Highlights:

o	Revenue of $243 million, up 4 percent year over year

o	Segment operating profit of $25 million, up 16 percent year over year

o	Diluted earnings per share from continuing operations of $0.30 vs. $0.25 in the third quarter of 2013

o	Adjusted diluted earnings per share from continuing operations of $0.36 vs. $0.27 in the year-ago period.

CHICAGO, November 5, 2014—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the third quarter of 2014.

Revenue for the third quarter was $243.2 million, an increase of 4 percent from the prior-year quarter. Segment operating profit increased 16 percent, led by segment operating margin expansion at both JBT FoodTech and JBT AeroTech. Corporate expense in the quarter was $8.0 million, including $1.2 million in management succession and consulting costs. In addition, the Company recorded a $1.3 million restructuring charge. Diluted earnings from continuing operations were $0.30 per share in the third quarter of 2014 compared to $0.25 per share in the year-ago period. Excluding restructuring charges and management succession and consulting costs, adjusted diluted earnings per share from continuing operations increased 33% to $0.36, compared to $0.27 in the year-ago period.

Third quarter inbound orders of $263.8 million increased 7% year over year. Backlog of $427.3 million increased 17% over the prior-year period.

“The initial success of our restructuring and strategic pricing initiative is apparent in JBT’s expanding operating margins,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “On a longer-term basis, our Next Level strategy is establishing the foundation for faster revenue growth and increased profitability.”

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JBT Corporation

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2014 Outlook

For the full year, the Company projects earnings from continuing operations of $1.45 – $1.55 per share on an adjusted diluted basis and $0.92 – $1.02 on a GAAP basis. The adjusted projection excludes estimated restructuring costs of approximately $14 million, management succession costs of $7 million, and consulting costs of $3 million.

The Company continues to anticipate revenue growth in the mid-single digit range for 2014. It now expects segment operating margin to improve slightly more than previously projected, due to the effectiveness of the restructuring actions and strategic pricing initiatives. However, this improvement is expected to be offset by higher corporate expense, due to greater variable performance-based compensation and higher tax project spending.

Third Quarter 2014 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Thursday, November 6, 2014 to discuss the third quarter 2014 financial results. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 20721693, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. ET on November 6, 2014.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,400 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue	$243.2	$233.5	$688.8	$646.1
Cost of sales	179.0	179.3	504.3	482.5

Gross profit	64.2	54.2	184.5	163.6

Selling, general and administrative expense	43.5	39.2	132.0	120.6
Research and development expense	3.4	3.7	10.6	10.6
Restructuring expense	1.3	-	12.5	-
Other (income) expense, net	0.8	(0.3)	0.9	(0.6)

Operating income	15.2	11.6	28.5	33.0

Net interest expense	1.7	1.2	4.5	4.2
Income from continuing operations before income taxes	13.5	10.4	24.0	28.8
Provision for income taxes	4.5	3.0	8.3	8.5
Income from continuing operations	9.0	7.4	15.7	20.3
Loss from discontinued operations, net of taxes	-	0.6	0.1	0.8
Net income	$9.0	$6.8	$15.6	$19.5

Basic earnings per share:
Income from continuing operations	$0.30	$0.25	$0.53	$0.69
Loss from discontinued operations	-	(0.02)	-	(0.02)
Net income	$0.30	$0.23	$0.53	$0.67

Diluted earnings per share:
Income from continuing operations	$0.30	$0.25	$0.53	$0.68
Loss from discontinued operations	-	(0.02)	(0.01)	(0.02)
Net income	$0.30	$0.23	$0.52	$0.66

Weighted average shares outstanding
Basic	29.6	29.2	29.5	29.2
Diluted	29.9	29.7	29.8	29.6

JBT CORPORATION

NON-GAAP FINANCIAL MEASURE

 (Unaudited and in millions, except per share data)

The results for the three and nine months ended September 30, 2014 and 2013 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Income from continuing operations as reported	$9.0	$7.4	$15.7	$20.3

Non-GAAP adjustments:
Restructuring expense	1.3	-	12.5	-
Management succession costs	0.8	0.9	3.4	1.2
Strategy and pricing consulting	0.4	-	2.3	-

Impact on tax provision from Non-GAAP adjustments	(0.8)	(0.3)	(5.6)	(0.4)

Adjusted income from continuing operations	$10.7	$8.0	$28.3	$21.1

Income from continuing operations as reported	9.0	7.4	15.7	20.3
Total shares and dilutive securities	29.9	29.7	29.8	29.6
Diluted earnings per share from continuing operations	$0.30	$0.25	$0.53	$0.68

Adjusted income from continuing operations	10.7	8.0	28.3	21.1
Total shares and dilutive securities	29.9	29.7	29.8	29.6
Adjusted diluted earnings per share from continuing operations	$0.36	$0.27	$0.95	$0.71

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share. The non-GAAP measures exclude certain amounts for the purpose of determining adjusted income from continuing operations and adjusted diluted earnings per share. Adjusted income from continuing operations and adjusted diluted earnings per share are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating Company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue

JBT FoodTech	$146.8	$149.0	$455.9	$423.2
JBT AeroTech	95.1	86.0	231.8	222.6
Other revenue (1) and intercompany eliminations	1.3	(1.5)	1.1	0.3
Total revenue	$243.2	$233.5	$688.8	$646.1

Income before income taxes

Segment operating profit
JBT FoodTech	$14.8	$13.9	$49.6	$43.0
JBT AeroTech	9.7	7.2	17.3	13.8
Total segment operating profit	24.5	21.1	66.9	56.8

Corporate expense (2)	(8.0)	(9.5)	(25.9)	(23.8)
Restructuring expense	(1.3)	-	(12.5)	-

Operating income	15.2	11.6	28.5	33.0

Net interest expense	1.7	1.2	4.5	4.2

Income from continuing operations before income taxes	$13.5	$10.4	$24.0	$28.8

(1) Other revenue is comprised of certain gains and losses related to foreign exchange exposure.

(2) Corporate expense includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Inbound Orders

JBT FoodTech	$151.7	$146.3	$450.4	$477.2
JBT AeroTech	110.8	102.7	282.4	251.8
Other and intercompany eliminations	1.3	(1.5)	1.1	0.3

Total inbound orders	$263.8	$247.5	$733.9	$729.3

	September 30,
	2014	2013
Order Backlog

JBT FoodTech	$213.9	$223.4
JBT AeroTech	213.4	142.9

Total order backlog	$427.3	$366.3

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$23.3	$29.4
Trade receivables, net	155.1	186.4
Inventories	138.6	117.6
Other current assets	71.0	63.2
Total current assets	388.0	396.6

Property, plant and equipment, net	137.6	132.7
Other assets	122.8	91.9
Total assets	$648.4	$621.2

Short term debt and current portion of long-term debt	$4.4	$6.3
Accounts payable, trade and other	88.8	88.1
Advance payments and progress billings	95.6	88.3
Other current liabilities	112.1	94.9
Total current liabilities	300.9	277.6

Long-term debt, less current portion	122.9	94.1
Accrued pension and other postretirement benefits, less current portion	32.5	52.5
Other liabilities	40.3	42.6

Common stock and paid-in capital	69.3	68.0
Retained earnings	153.9	146.5
Accumulated other comprehensive loss	(71.4)	(60.1)
Total stockholders' equity	151.8	154.4
Total liabilities and stockholders' equity	$648.4	$621.2

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2014	2013

Cash Flows From Operating Activities:
Income from continuing operations	$15.7	$20.3

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	18.7	18.8
Other	7.5	5.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	30.4	45.9
Inventories	(24.5)	(37.2)
Accounts payable, trade and other	3.1	(4.5)
Advance payments and progress billings	8.8	18.1
Other - assets and liabilities, net	(10.2)	(17.7)

Cash provided by continuing operating activities	49.5	48.9

Cash required by discontinued operating activities	(0.4)	(0.5)

Cash Flows From Investing Activities:
Acquisitions, net of cash	(37.6)	-
Capital expenditures	(28.0)	(20.8)
Other	1.3	0.7

Cash required by continuing investing activities	(64.3)	(20.1)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	27.1	(81.6)
Dividends paid	(8.1)	(7.5)
Other	(4.3)	(2.3)

Cash provided (required) by financing activities	14.7	(91.4)

Effect of foreign exchange rate changes on cash and cash equivalents	(5.6)	(0.3)

Decrease in cash and cash equivalents	(6.1)	(63.4)

Cash and cash equivalents, beginning of period	29.4	99.0

Cash and cash equivalents, end of period	$23.3	$35.6